SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                ____________

                                  FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 0-19463


                              MICROPROSE, INC.
           (Exact name of registrant as specified in its charter)


                   2490 Mariner Square Loop, Suite 100
                            Alameda, CA  94501
                              (510) 864-4440
           (Address, including zip code, and telephone number,
      including area code of registrant's principal executive offices)


                  Common Stock, par value $.001 per share
         (Title of each class of securities covered by this form)


                                   None.
          (Title of all other classes of securities for which a
        duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X ]     Rule 12h-3(b)(1)(i)  [X ]
           Rule 12g-4(a)(1)(ii) [  ]     Rule 12h-3(b)(1)(ii) [  ]
           Rule 12g-4(a)(2)(i)  [  ]     Rule 12h-3(b)(2)(i)  [  ]
           Rule 12g-4(a)(2)(ii) [  ]     Rule 12h-3(b)(2)(ii) [  ]
                                         Rule 15d-6           [  ]

 Approximate number of holders of record as of certification or notice date: 1

 Pursuant to the requirements of the Securities Exchange Act of 1934, Hasbro, Inc. as successor issuer to MicroProse, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 Date:  September 15, 1998           By: /s/ Phillip H. Waldoks
                                        ---------------------------------
                                        Phillip H. Waldoks
                                        Senior Vice President - Corporate
                                        Legal Affairs and Secretary